Exhibit 10.6

CONTRIBUTION AND ROYALTY AGREEMENT

THIS CONTRIBUTION AND ROYALTY AGREEMENT (this "Agreement") is made as of January 31, 2013 (the "Effective Date") by and between Scott M. W. Haufe, M.D., a resident of Florida ("Contributor"), and Debride, Inc., a corporation under the laws of the State of Florida ("Corporation").

RECITALS

Contributor wishes to (i) contribute all of his right, title and interest in and good title to the Contributed Assets (as defined herein), to Corporation as a contribution to Corporation's capital, and Corporation wishes to accept, acquire and receive good title to such Contributed Assets; and (ii) receive in consideration for such contribution a certain amount of equity securities to be issued by the Corporation, in accordance with the Subscription and Stock Purchase Agreement of even date herewith; and (iii) receive royalty payments, all as set forth herein.

AGREEMENT

Now, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.Definitions. As used herein the following terms shall have the meaning set forth below:

"Audit" has the meaning set forth in Section 5(b). "Audited Period" has the meaning set forth in Section 5(c).

"Closing Dale" means the earlier of the first date on which the Corporation accepts subscriptions for the issuance of its Series A Preferred Stock or the Corporation closes a transaction providing financing for the Corporation.

"Contributed Assets" means the (i) Patent; and (ii) all Intellectual Property Rights described in, related to or associated with the Patent, including without limitation, all Intellectual Property Rights in and to and all rights to Practice the Debrider Device and the Intellectual Property Rights described in or evidenced by the Patent; and (iii) all Know-How and all technical and other information that is necessary, useful, or convenient to Practice the Debrider Device or the Intellectual Property Rights described in or evidenced by the Patent, in each case to the extent owned or held by Contributor as of the Effective Date.

"Debrider Device" means that certain instrument which is the subject of the Patent.

"Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, license, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Improvement Patents" means all patents or patent applications disclosing and claiming any Improvements and all future patent applications, patents, divisions, reissues, continuations, continuations-in-part, renewals, and extensions validly claiming priority to any such patents or patent applications.

"Improvements" means any enhancements, additions, changes, supplements or other improvements to the Debrider Device, whether or not patentable, that are now existing or otherwise developed by Contributor or Corporation.

"Intellectual Property" means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, Know-How, customer list, franchise, system, computer software, code, URLs, web sites, works of authorship, and other forms of technology invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals).

"Intellectual Property Rights" means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

"Know-How" means all technical and other information, or knowledge that is necessary, useful, or convenient to Practice the Debrider Device or any Intellectual Property Rights described or disclosed in the Patent, including, without limitation, concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, processes, designs for experiments and tests and results of experimentation and testing (including, without limitation, results of research or development), processes (including, without limitation, manufacturing processes, specifications, and techniques), laboratory records, chemical, clinical, analytical, and quality data, trial data, case report forms, data analyses, reports, manufacturing data or summaries, and information contained in submissions to and information from regulatory authorities, and includes any rights including, without limitation, copyright, database, or design rights protecting any of the foregoing.

"Patent" means United States Patent No. US 8,167,879 B2 issued May 1, 2012, and all continuations, continuations-in-part, divisions, re-examinations, and reissues thereof, and any corresponding foreign patents and foreign patent applications currently filed or filed in the future and any patent rights issuing, granted or registered thereon.

"Practice" means to make, have made, manufacture, have manufactured, use, offer to sell, sell, market, distribute, import, or export.

"Quarter" means a calendar quarter commencing on January 1, April 1, July 1 and October 1 of any year.

"Revenues" means, as the same may be applicable, the purchase order, invoice or contract price actually paid in connection with the sale of the Debrider Device less: (a) sales, use, turnover, excise, value added, and all other foreign, federal, state, or local taxes (except income tax); (b) custom duties or consular fees; (c) transportation, freight, and handling charges and insurance on shipments to customers; (d) trade, cash, or quantity discounts or rebates in the ordinary course to the extent actually granted; (e) refunds and credits for any damaged, rejected, or returned products; and (f) commissions, in any form, paid in connection with the sale of the Debrider Device.

"Royalty" has the meaning set forth in Section 4(a).

"Royally Period" means the period commencing on the Closing Date and ending on September 6, 2030; provided that the Royalty Period shall terminate if the Patent shall be deemed invalid or shall be abandoned for any reason.

"Stock" has the meaning set forth in Section 3.

"Third Party" means any Person other than the Corporation and Contributor.

2.Contribution of Contributed Assets.

(a) Contributor does hereby irrevocably contribute, transfer, assign and convey to Corporation, its successors and assigns, free and clear of any Encumbrances, to have and hold forever, all of Contributor's right, title and interest in and good and marketable title to the Contributed Assets.

(b) Corporation hereby accepts the contribution, transfer, assignment and conveyance to it of the Contributed Assets. Corporation agrees that the Contributed Assets shall be a contribution to the capital of Corporation by Contributor.

(c) On or prior to the Effective Date, Contributor shall deliver to Corporation all tangible embodiments of the Contributed Assets.

(d) Contributor shall execute and cause to be delivered to the Corporation such instruments and other documents, and shall take such other actions, as the Corporation may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, including instruments of transfer and conveyance for recordation with the United States Patent Office ("USPTO") to evidence the transfer of the Patent to the Corporation, in the form attached hereto as Exhibit A. Contributor is signing such Patent Assignment contemporaneously with the execution of this Agreement, to be delivered to the USPTO on or after the Closing Date. If the Closing Date does not occur within six (6) months following the Effective Date, then Contributor shall have the right, exercisable within ten (10) days thereafter by written notice to the Corporation, to rescind the transactions contemplated by this Agreement, and thereafter the Corporation shall convey, transfer and assign the Contributed Assets to Contributor, free and clear of any Encumbrances, and Contributor shall convey, transfer and assign to the Corporation of all of Contributor's right, title, and interest in and to the Stock, which the Corporation shall be entitled to cancel on its books and records upon receipt of the rescission notice.

(e) Contributor shall not itself, nor shall it directly or indirectly assist or permit any Third Party to, Practice in any respect the Debrider Device or any device or product competitive therewith or any Intellectual Property Rights described or disclosed in the Patent or represented thereby.

(f) The Corporation shall own all right, title and interest in and to all Improvements, Improvement Patents and Intellectual Property Rights therein developed by Contributor (whether in whole or in part) including without limitation: all preliminary designs and drafts, all other writings and works of authorship, all copies of such works in whatever medium such copies are fixed or embodied, all inventions, all derivative works and patentable and unpatentable inventions and improvements, all programs and processes, program modifications, ideas or creations, devices, techniques, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works. Corporation shall own and may seek to obtain Improvement Patents in its own name. In the event any right, title or interest in and to any of the Improvements, Improvement Patents or Intellectual Property Rights therein does not vest automatically in and with the Corporation, Contributor agrees to and hereby does irrevocably assign, convey, and otherwise transfer to the Corporation, and the Corporation's respective successors and assigns, all such right, title and interest therein and thereto with no requirement of further consideration from or action by Contributor or the Corporation. The Corporation shall have the exclusive worldwide right to register, in all cases as "claimant" and when applicable as "author", all copyrights in and to any copyrightable element of the Improvements, Improvement Patents or Intellectual Property Rights therein, and file any and all applicable renewals and extensions of such copyright registrations. The Corporation shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Improvements, Improvement Patents or Intellectual Property Rights therein in Contributor's name or otherwise and (ii) assignments for the transfer of the ownership of any such patents to the Corporation.

3.              Equity Issuance. In consideration for the contribution of the Contributed Assets under Section 2 of this Agreement and the payment of all sums due under the Subscription Agreement between Contributor and the Corporation, Corporation shall issue to Contributor Seven Hundred Seventy-Five Thousand (775,000) shares of Corporation's Common Stock (the "Stock") subject to the terms of the Common Stock Term Sheet dated on or about January 18, 2013 and the conditions set forth therein, including the execution by Contributor of all agreements contemplated thereby.

4. Royalty.

(a) The Corporation shall, as additional consideration for the assignment of the Contributed Assets to the Corporation, pay to Contributor a royalty in the amount of 1% of Revenue actually received by the Corporation during the Royalty Period from sales of the Debrider Device ("Royalty"). In the event the Corporation grants to any Third Party the right to Practice the Debrider Device, such Third Party shall be obligated to pay the Royalty to Contributor in accordance with the terms hereof, on all Revenue received by such Third Party from sales of the Debrider Device during the Royalty Period. Notwithstanding anything herein to the contrary, Corporation shall pay only one Royalty, and Contributor shall not receive double or multiple Royalties from the sale of the same Debrider Device.

(b) The Royalty is earned when the Revenue derived from the sale of a Debrider Device is paid to the Corporation. The Royalty shall be payable within thirty (30) days after the end of each calendar Quarter during the Royalty Period based on Revenues received by the Corporation during the preceding Quarter. The Royalties shall be payable by check or by wire transfer at Corporation's option.

(c) Notwithstanding anything to the contrary herein, the Royalty shall be offset and reduced, dollar for dollar, by the amount of any expenses incurred and royalties or license fees paid by the Corporation to any third party in connection with or in order to obtain the right to Practice the Debrider Device or the Intellectual Property Rights described or disclosed in the Patent.

5. Audits.

(a) Corporation shall generate and maintain in an accurate, complete, and organized manner all such records (the "Records") as are reasonably necessary to substantiate the Corporation's compliance with the terms and conditions of this Agreement regarding the determination and payment of the Royalty pursuant to Article 4 (the "Purpose"). Such Records shall be retained by Corporation for a period of not less than five (5) years after the last day of the Quarter to which they pertain.

(b) During the Royalty Period and for a period of not less than one (1) year after the last day of the Royalty Period, Corporation shall make all of the Records available for inspection and audit by Contributor or its authorized representatives for the Purpose (each, an "Audit") on not less than ten (10) business days' prior written notice to Corporation. In this regard, Contributor and its authorized representatives shall be permitted reasonable access to Corporation's accounting offices during normal business hours and such Records as are reasonably necessary for the Purpose.

(c) Contributor may not conduct an Audit more than twice during each twelve (12) month period after the Effective Date unless such Audit reveals errors, omissions, and/or non-compliance by Corporation with its obligations to pay to Contributor any portion of the Royalty to which Contributor is entitled under Article 4, or with regard to any prior period greater than eight consecutive Quarters. The period audited shall be referred to herein as the "Audited Period."

(d) Contributor shall bear the cost of each Audit in the first instance unless as a result of such Audit it is determined that there is a deficiency of five percent (5%) or more in the total amount of the Royalty paid by Corporation for the Audited Period, in which case Corporation shall be obligated to reimburse Contributor for its reasonable costs and expenses actually incurred in connection with such Audit.

(e) Corporation shall be obligated to pay to Contributor, within thirty (30) days after its receipt of written notice demanding the same with supporting details, any deficiency found to exist in the payment of the Royalty pursuant to Article 4 and, if applicable pursuant to Section 5(d), the costs of the Audit pursuant to the presentation of an invoice therefor.

6.Representations and Warranties of Contributor. Contributor represents and warrants to Corporation as follows:

(a) This Agreement constitutes the valid and legally binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(b) The execution, delivery of, and performance of the obligations of Contributor under this Agreement does not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Contributor is a party or by which Contributor is bound, and (ii) violate any statute, regulation, rule or other law.

(c) Contributor owns and has good and marketable title to each item of the Contributed Assets, free and clear of any Encumbrances, and has the capacity and authority and unrestricted right to transfer such assets to the Corporation as provided herein.

7.Representations and Warranties of Corporation. Corporation represents and warrants to Contributor as follows:

(a) Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

(b) The execution, delivery of, and the performance of the obligations of Corporation under this Agreement has been authorized by all necessary corporation action prior to the date hereof and this Agreement constitutes the valid and legally binding obligation of Corporation, enforceable against Corporation in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(c) The execution, delivery of, and performance of the obligations of
Corporation under this Agreement does not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Corporation is a party or by which Corporation is bound, and (ii) violate any statute, regulation, rule or other law.

8. Indemnification.

(a) Contributor agrees to indemnify and hold harmless Corporation, and its employees, officers and directors from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees that relate to or arise out of any breach by Contributor of its representations, warranties or covenants in this Agreement.

(b) Corporation agrees to indemnify and hold harmless Contributor from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees that relate to or arise out of any breach by Corporation of its representations, warranties or covenants in this Agreement.

 9.Taxes Cooperation. Contributor and Corporation shall cooperate with each other in good faith with respect to tax audits, investigations, litigation and other tax proceedings and tax matters, including, without limitation, the preparation and filing of tax returns and tax workpapers.

10. General.

(a) Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, except that either party may assign all of its rights and delegate all of its duties under this Agreement, without such consent, to: (i) the surviving entity in a merger, acquisition, consolidation or other such combination; or (ii) to an entity that acquires all or substantially all of the assigning party's assets. Any attempted assignment or delegation without such consent will be void.

(b) If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

(c) This Agreement will be governed by and construed in accordance with the laws of the state of Florida excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

(d) All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing or by written electronic transmission, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established international courier service that guarantees delivery within three (3) business days (effective upon receipt), (iii) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), or (iv) sent by e-mail with confirmation of receipt (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished to the other Party for such purpose and pursuant to this Section 10(d)):

If to Contributor:

Scott M.W. Haufe, M.D.
30 Olde Post Road
Niceville, Florida 32578
Email: scottmanO@hotmail.com

If to Corporation:

Debride, Inc
3279 Hardee Avenue Atlanta, Georgia 30341 Fax: (404) 393-6989
Attn: Jarrett Gorlin, Chief Executive Officer Email: jgorlingmail.com

(e) This Agreement, together with its exhibits, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. All representations and warranties set forth herein shall survive the termination of this Agreement indefinitely. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Contribution and Royalty Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORPORATION: Debride, Inc.

By:
Jett Gorlin, CEO

EXHIBIT A
PATENT ASSIGNMENT

[SEE ATTACHED]

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (this "Assignment") is entered into as of January 31, 2013, by and between SCOTT M. W. HAUFE, M.D., a resident of the State of Florida (the "Assignor"), and DEBRIDE, INC., a corporation under the laws of the State of Florida (the "Assignee") (each of the Assignor and the Assignee, being a "Party" and collectively the "Parties").

WITNESSETH:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, does hereby agree as of the date hereof as follows:

1. Assignor does hereby sell, assign and transfer unto Assignee the full, exclusive and entire right, title and interest: (i) in and to all inventions and improvements disclosed and described in the Patent listed on the attached Annex A (hereinafter the "Patent"); (ii) in and to said Patent; (iii) in and to all divisional, continuation, and continuation-in-part applications describing in whole or in part the said inventions and improvements, preparatory to obtaining patents of the United States therefor; (iv) in and to all patents of the United States which may be granted on the Patent and all reissues and extensions thereof; (v) in and to any provisional patent applications filed in the United States describing in whole or in part the said inventions and improvements, from which priority has been or may be claimed under Title 35 of the United States Code to said Patent; (vi) in and to the right to claim any applicable foreign and domestic priority rights arising from the Patent and/or from any of the further afore-mentioned patent applications; and (vii) in and to any causes of action for infringement of any of the foregoing and the right to sue for and collect for past infringement of such patents. Assignor does hereby request the Commissioner of Patents to issue any and all patents of the United States resulting from any of the foregoing to Assignee, for its interest and for the sole use and benefit of Assignee and its assigns and legal representatives;

Assignor, by these presents does sell, assign and transfer to Assignee the full, exclusive and entire right, title and interest in and to any and all applications for industrial property protection, including without limitation, all applications for patents, utility models, inventors' certificates and designs, (the "Foreign Applications") filed or which are hereafter filed in countries foreign to the United States and describing in whole or in part the aforesaid inventions and improvements, in and to any patents and similar protective rights granted on said Foreign Applications, and in and to the right to file such applications and the right to claim any applicable priority rights arising from or required for said Foreign Applications under the terms of any applicable conventions, treaties, statutes, or regulations; said Foreign Applications to be filed and issued in the name of Assignee or its respective designees, insofar as permitted by applicable law;

Assignor agrees to communicate to Assignee, its successors, legal representatives and assigns, any facts known to Assignor respecting said invention, sign all lawful papers, execute all divisional, continuation, continuation-in-part, reissue and other applications, make all assignments and rightful oaths, and generally do everything possible to aid Assignee, its successors, assigns, and nominees, to obtain and enforce proper protection for all said inventions and improvements in all countries throughout the world.

2. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any Official of any country foreign to the United States whose duty it is to issue patents on applications as aforesaid, to record this assignment, and to issue all Letters Patents for the Patent to Assignee, its successors, legal representatives and assigns, in accordance with the terms of this assignment.

3. Assignor hereby represents and warrants that Assignor has full right to convey the entire interest herein assigned without conflict with the rights of others, and that Assignor has not executed, and will not execute, any agreement, assignment, sale or encumbrance in conflict herewith.

4. Assignor hereby further covenants and agrees that Assignor will communicate to Assignee, its successors, legal representatives and assigns, any facts and documents known to Assignor respecting the Patent, and will testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything possible to aid Assignee, its successors, legal representatives and assigns, to obtain and enforce proper patent protection for the Patent in all countries provided that any costs reasonably incurred by Assignor in fulfilling its obligations under this paragraph shall be fully reimbursed by Assignee.

5. The Assignee shall be responsible for all costs and actions for transfer of the Patent and registration of patent assignments. The Assignor agrees that it will at any time, upon request of the Assignee, execute and deliver any papers prepared and provided by the Assignee that are reasonably necessary to confirm the assignment made herein.

6. This Assignment shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Assignment and of executed signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Assignment for all purposes.

SIGNATURES TO PATENT ASSIGNMENT ON FOLLOWING PAGES

SIGNATURE OF ASSIGNEE TO PATENT ASSIGNMENT

ASSIGNEE: DEBRIDE,	Jarrett Gorlin Chief Executive Officer

STATE OF. _____________

COUNTY OF___________

On                                          before me, (the undersigned notary),

personally appeared Jarrett Gorlin, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires:
Notary Public

 Print Name of Notary

IXPOES

JUN 29. 2013

SIGNATURE OF ASSIGNOR TO PATENT ASSIGNMENT:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Patent Assignment to be signed as of the date first above written.

ASSIGNOR:

SCOTT M. W.

STATE OF_____________

COUNTY OF____________

On                                                 before me,                                                                         (the undersigned notary),

personally appeared SCOTT M. W. HAUFE, M.D personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires: [NOTARY SEAL]	Notary Public Print Name of Notary

ANNEX A

FIRST AMENDMENT TO CONTRIBUTION AND ROYALTY AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AND ROYALTY AGREEMENT (this “Amendment”), dated effective as of July 30, 2013 (the “Effective Date”), by and between Scott M. W. Haufe, M.D., a resident of Florida (“Contributor”), and Debride, Inc., a corporation under the laws of the State of Florida (“Corporation”).

R E C I T A L S:

WHEREAS, Corporation and Contributor entered into that certain Consulting, Confidential Information and Invention Assignment Agreement dated as of June 9, 2010 (the “Agreement”); and

WHEREAS, Corporation and Contributor desire to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Issuer and the Trustee do hereby agree as follow:

1. Definitions.  Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Agreement.

2. Amendment to Agreement.  The Agreement is hereby amended as follows:

(a) Section 1. is hereby amended by inserting the following text after definition of “Encumbrance”:

““Additional Intellectual Property” means any and all Intellectual Property heretofore or hereafter conceived or first reduced to practice by Contributor that may be used or useful in connection with the Debrider Device or otherwise in the field of medical procedures or therapies relating to the facet joints, and all of Contributor’s Intellectual Property Rights relating thereto.”

(b) Section 2(d) is hereby amended by deleting the phrase “six (6) months” from the last sentence of Section 2(d) and inserting “twelve (12) months” in lieu thereof, so that the last sentence of Section 2(d), as amended by this Amendment, shall read in its entirety as follows:

“If the Closing Date does not occur within twelve (12) months following the Effective Date, then Contributor shall have the right, exercisable within ten (10) days thereafter by written notice to the Corporation, to rescind the transactions contemplated by this Agreement, and thereafter the Corporation shall convey, transfer and assign the Contributed Assets to Contributor, free and clear of any Encumbrances, and Contributor shall convey, transfer and assign to the Corporation of all of Contributor’s right, title, and interest in and to the Stock, which the Corporation shall be entitled to cancel on its books and records upon receipt of the rescission notice.”

(c) The following text shall be inserted immediately following Section 2(f) as new Sections 2(g), 2(h), and 2(i), as follows:

“(g)           Contributor agrees that all Additional Intellectual Property will become the property of the Corporation.  Contributor hereby irrevocably assigns, conveys, and transfers to the Corporation or Corporation’s designee, without further consideration, all of Contributor’s entire right, title, and interest in and to all Additional Intellectual Property, including, without limitation, all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for the Additional Intellectual Property.  To the fullest extent possible, any copyrightable work included in any Additional Intellectual Property shall be deemed a “work made for hire” for the purposes of U.S. Copyright Act, 17 U.S.C.  § 101 et seq., as amended.  In addition, to the extent that Contributor has any right of attribution and/or integrity in or to any specific portion of any copyrightable work included in any Additional Intellectual Property under the laws of the United States of America (including but not limited to 17 USC 106A) or any foreign country, Contributor hereby waives (a) any right to prevent the distortion, mutilation, modification or destruction of the original art and (b) any right to require that Contributor’s name be used in association with that specific portion of the Additional Intellectual Property or with any work based thereon.

(h)           To the extent that the Corporation’s Practice or other use or exploitation of the Additional Intellectual Property made or contributed by Contributor hereunder may require a license from Contributor under any other proprietary rights held by Contributor, Contributor hereby grants the Corporation a fully-paid, royalty-free, non-exclusive, perpetual, worldwide license, with unlimited right to Practice, sublicense, copy, modify, prepare derivative works of, publish, perform, display and otherwise exploit such Additional Intellectual Property.  The Corporation may freely transfer or assign its rights generally in the Additional Intellectual Property.

(i)           Contributor agrees to assist Corporation in every way necessary and at Corporation’s expense to obtain and enforce any patents, copyrights or proprietary rights relating to the Contributed Assets or the Additional Intellectual Property.  Without limiting the generality of the foregoing, Contributor agrees to execute and deliver, at Corporation’s request and for no additional consideration, all documents regarding or related to the ownership and/or other Intellectual Property Rights, assignments and registrations as reasonably requested by the Corporation.  In connection with Contributor’s assignment of rights to Corporation with respect to the Contributed Assets and the Additional Intellectual Property pursuant to this Agreement, Contributor hereby further irrevocably designates and appoints Corporation as Contributor’s agent and attorney-in-fact to act for and in Contributor’s behalf and stead to execute, register and file any such assignments, applications, registrations, renewals and extensions and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Contributor.  Contributor expressly acknowledges and agrees that the foregoing power of attorney is coupled with an interest and is therefore irrevocable.”

3. Effect of Amendment.  Except for the amendments set forth herein, the Agreement shall remain unchanged and in full force and effect.  The Agreement and this Amendment shall be construed together as a single instrument.  Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Agreement nor affect nor impair any rights, powers or remedies thereunder.  No breach or default under the Agreement is waived by this Amendment.  The Agreement, as amended hereby, is hereby ratified and reaffirmed in all respects.

4. Miscellaneous.  The Agreement, as amended hereby, contains the entire agreement of the parties hereto with respect to the matters addressed thereby, and may not be amended except in a writing making reference thereto and signed by both parties.  This Amendment may be executed in any number of counterparts, any of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.  This Amendment and the obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the applicable laws of the State of Florida.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CONTRIBUTOR:

SCOTT M. W. HAUFE, M.D.

CORPORATION:

DEBRIDE, INC.

By:
Jarrett Gorlin, CEO